Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 1, 2023, and each included in this Post-Effective Amendment No. 388 to the Registration Statement (Form N-1A, File No. 333-150525) of Direxion Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 22, 2022, with respect to the financial statements and financial highlights Direxion Daily NYSE FANG+ Bull 2X Shares (formerly Direxion Daily Select Large Caps & FANGs Bull 2X Shares) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022, into this Post-Effective Amendment No. 388 to the Registration Statement (Form N-1A, File No. 333-150525), filed with the Securities and Exchange Commission.

Minneapolis, MN

February 27, 2023